Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 26, 2023 relating to the financial statements of Vestible Assets, LLC as of December 31, 2022 and for the period from July 20, 2022 (inception) to December 31, 2022.

/s/ Artesian CPA, LLC

Denver, CO

September 11, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com